Exhibit 10.8

CONSULTING AGREEMENT

This CONSULTING AGREEMENT, dated as of May 27, 2004 (the “Agreement”), among Leiner Health Products Inc., a Delaware corporation (“Leiner”), Leiner Health Products, LLC, a Delaware limited liability company and a wholly owned subsidiary of Leiner (the “Company”), LHP Holding Corp., a Delaware corporation (the “Parent” and, together with Leiner and the Company, the “Company Group”), North Castle Partners, L.L.C., a Delaware limited liability company (“NCP”) and GGC Administration, LLC, a Delaware limited liability company (“Golden Gate” and, together with NCP, the “Consultants”).

W I T N E S S E T H:

WHEREAS, Leiner has entered into a Recapitalization Agreement and Plan of Merger (the “Recapitalization Agreement”), dated as of April 15, 2004, between Leiner and Leiner Merger Corporation, a Delaware corporation (“Leiner Merger Corp.”), pursuant to which, among other things, CCG Investment Fund, L.P., a Delaware limited partnership (“CCG”), CCG Investment Fund-AI, L.P., a Delaware limited partnership (“CCG Fund-AI”), CCG Associates-QP, LLC, a Delaware limited liability company (“CCG Associates-QP”), CCG Associates-AI, LLC, a Delaware limited liability company (“CCG Associates-AI”), CCG AV, LLC-series C, a Delaware limited liability company (“CCG Series C”), CCG AV, LLC-series F, a Delaware limited liability company (“CCG Series F”), CCG CI, LLC, a Delaware limited liability company (“CCG CI” and together with CCG, CCG Fund-AI, CCG Associates-QP, CCG Associates-AI, CCG Series C, CCG Series F and their respective Affiliated Funds, the “Golden Gate Investor”), and North Castle Partners III-A, L.P., a Delaware limited partnership (together with any Affiliated Fund, the “NCP Investor”, and collectively with the Golden Gate Investor, the “Investors”), have agreed to purchase shares of common stock of Leiner Merger Corp., which shares shall, upon the consummation of the Merger (as defined in the Recapitalization Agreement), be automatically converted into shares of common stock of Leiner as the surviving corporation (the “Surviving Corporation”) (and certain other consideration);

WHEREAS, the Investors and certain members of the Company Group’s management will enter into contribution agreements immediately following the Merger, pursuant to which they will exchange their stock in the Surviving Corporation for voting preferred stock of the Parent (together with the other transactions contemplated by the Recapitalization Agreement, the “Recapitalization Transactions”);

WHEREAS, the Consultants have performed financial, investment banking, management advisory and other services (the “Initial Services”) for Leiner and Leiner Merger Corp. in connection with the Recapitalization Transactions, including but not limited to in connection with (i) the preparation, negotiation, execution and delivery of the Recapitalization Agreement and the other agreements, instruments and documents contemplated by the Recapitalization Agreement, (ii) the retention of various financial and other advisors and consultants, (iii) the preparation, negotiation, execution and delivery of the commitment, fee and engagement letters and other agreements, instruments and documents, relating to the financing of the Recapitalization Transactions, (iv) the preparation and circulation of materials in connection with such financing, and (v) the structuring, implementation and consummation of the foregoing transactions; and

WHEREAS, in addition to the Initial Services the Company Group desires to receive future financial, investment banking, management advisory and other services from the Consultants, and the Consultants desire to provide such services to the Company Group;

NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, the parties hereto hereby agree as follows:

1. Definitions.

“Acquisition Transaction” is defined in Section 3(b).

“Affiliated Investor” means (i) as to NCP, the NCP Investor, and (ii) as to Golden Gate, the Golden Gate Investor.

“Affiliated Fund” has the meaning set forth in the Stockholders Agreement.

“Agreement” is defined in the Preamble hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Change of Control” means, with respect to the Parent, any of the following events:

(1) the acquisition by any person, entity or group (as defined in section 13(d) of the Exchange Act) (other than (x) the Parent and its subsidiaries, (y) any employee benefit plan of the Parent or its subsidiaries or (z) the Investors or any Affiliate or partner thereof) through one transaction or a series of transactions of 50% or more of the combined voting power of the then outstanding voting securities of the Parent;

(2) the merger or consolidation of the Parent as a result of which persons who were stockholders of the Parent immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(3) the liquidation or dissolution of the Parent (other than a dissolution occurring upon a merger or consolidation thereof); and

(4) the sale, transfer or other disposition of all or substantially all of the assets of the Parent through one transaction or a series of related transactions to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Investors.

“Claim” means, with respect to any Indemnitee, any claim against such Indemnitee involving any Obligation with respect to which such Indemnitee may be entitled to be defended and indemnified by the Company Group under this Agreement.

“Closing” means the closing under the Recapitalization Agreement.

“Company” is defined in the Preamble to this Agreement.

“Company Group” is defined in the Preamble to this Agreement.

“Consultants” is defined in the Preamble to this Agreement.

“Continuing Services” is defined in Section 3(a).

“Continuing Services Fee” is defined in Section 4(b).

“Designated Director” is defined in Section 4(b).

“Escrow Agreement” has the meaning set forth in the Recapitalization Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” is defined in Section 4(d).

“Financing Capital” is defined in Section 3(b).

“Fund Expenses” is defined in Section 4(d).

“Golden Gate” is defined in the Preamble to this Agreement.

“Golden Gate Investor” is defined in the Recitals to this Agreement.

“Indemnitee” means each of the Investors, the Consultants, their respective successors and assigns, and their respective current and former shareholders, directors, officers, partners, ordinary members, managing members, employees, agents, advisors, representatives and controlling persons within the meaning of the Securities Act.

“Initial Services” is defined in the Recitals to this Agreement.

“Investors” is defined in the Recitals to this Agreement.

“Leiner Merger Corp.” is defined in the Recitals to this Agreement.

“Leiner” is defined in the Preamble to this Agreement.

“Major Investor” has the meaning set forth in the Stockholders Agreement.

“NCP” is defined in the Preamble to this Agreement.

“NCP Investor” is defined in the Recitals to this Agreement.

“Notice of Claim” is defined in Section 7(a).

“Notice of Payment” is defined in Section 7(c).

“Obligations” means, collectively, any and all claims, obligations, liabilities, causes of actions, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Parent” is defined in the Preamble to this Agreement.

“Recapitalization Agreement” is defined in the Recitals to this Agreement.

“Recapitalization Transactions” is defined in the Recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders Agreement” means the Stockholders Agreement, of even date herewith, among the Parent, the Golden Gate Investor, the NCP Investor and the other stockholders of the Parent that are parties thereto.

“Surviving Corporation” is defined in the Recitals to this Agreement.

“Transaction” is defined in Section 3(b).

“Transaction Document” is defined in Section 6(b).

“Transaction Fee” is defined in Section 4(c).

“Transaction Services” is defined in Section 3(b).

“Transaction Value” means (i) with respect to any Acquisition Transaction, the total amount of the Financing Capital raised in connection therewith, (ii) with respect to a Change of Control, the total enterprise value of the Parent, which shall be equal to the sum of (A) the total equity value implied by the equity pricing in the Change of Control and (B) the Parent’s total funded debt, and (iii) with respect to any Transaction other than an Acquisition Transaction or a Change of Control, the total consideration paid in respect of the applicable Transaction in any combination of (without duplication) cash, notes, stock or other property, including deferred payments, and the face value of any indebtedness (including any deferred purchase price or capital lease obligation) assumed, issued or exchanged in connection therewith.

2. Engagement. Each member of the Company Group hereby engages each of the Consultants as a consultant, and each Consultant hereby agrees to provide financial and managerial consulting services to the Company Group, all on the terms and subject to the conditions set forth below.

3. Scope of Future Services, etc.

(a) Continuing Services. Each Consultant hereby agrees during the term of this Agreement to assist, advise and consult with the board of directors and management of each member of the Company Group and its subsidiaries in such manner and on such business, management and financial matters, and provide such other financial and managerial advisory services (collectively, the “Continuing Services”) as may be reasonably requested from time to time by the board of directors or management of any member of the Company Group, including but not limited to assistance in:

(i) establishing and maintaining banking, legal and other business relationships for the members of the Company Group and their respective subsidiaries;

(ii) developing and implementing corporate and business strategy and planning for the members of the Company Group and their respective subsidiaries, including plans and programs for improving operating, marketing and financial performance, budgeting of future corporate investments, acquisition and divestiture strategies, and reorganizational programs;

(iii) arranging future debt and equity financings and refinancings; and

(iv) providing professional employees to serve as directors or officers of the members of the Company Group and their respective subsidiaries.

(b) Transaction Services. In addition to the Continuing Services, each Consultant hereby agrees, during the term of this Agreement, to provide the members of the Company Group and their respective subsidiaries with financial, investment banking, management advisory and other services (collectively, the “Transaction Services”) with respect to any proposal for any (i) acquisition by any member of the Company Group or its subsidiaries (by merger, asset acquisition, stock acquisition or otherwise) (an “Acquisition Transaction”) financed by new equity or debt (“Financing Capital”), (ii) Change of Control, or (iii) sale, transfer or other disposition of all or substantially all of the assets of any member of the Company Group (whether by merger, consolidation, reorganization, recapitalization, sale of assets, sale of stock or otherwise) other than a Change of

Control, including any divestiture of one or more subsidiaries or operating divisions of any member of the Company Group or any other similar transaction (each of the transactions described in the foregoing sub-clauses (i), (ii) and (ii), a “Transaction”).

(c) Information. Each member of the Company Group will furnish each Consultant with such information (the “Information”) as such Consultant reasonably believes appropriate to its engagement hereunder. Each member of the Company Group acknowledges and agrees that (a) such Consultant will rely on the Information and on information available from generally recognized public sources in performing the Continuing Services and the Transaction Services and (b) such Consultant does not assume responsibility for the accuracy or completeness of the Information and such other information.

(d) Level of Services. Nothing contained in this Agreement shall require either Consultant to perform any particular, or minimum level of, activities pursuant to this Agreement.

4. Compensation; Payment of Expenses.

(a) Compensation for Initial Services. As compensation for the Initial Services, immediately following the consummation of the Closing, the Company Group shall pay $6,190,000 to each Consultant.

(b) Compensation for Continuing Services. As compensation for the Continuing Services to be rendered by the Consultants hereunder, the Company Group shall pay to the Consultants an aggregate annual fee (the “Continuing Services Fees”) equal to $2,630,000 in arrears on the first anniversary of the date of this Agreement and thereafter upon each subsequent anniversary thereof during the term of this Agreement for actual activities conducted by the Consultants and/or their affiliates pursuant to this Agreement. One half of such Continuing Services Fee shall be delivered to each Consultant by the Company Group on such dates, provided that if at any time after the date hereof the Affiliated Investor of such Consultant shall cease to be a Major Investor, such Consultant shall no longer be entitled to receive its share of the Continuing Services Fee, which shall be reallocated to the other Consultant for so long as such other Consultant’s Affiliated Investor is a Major Investor; provided, further, however, that notwithstanding the foregoing, the Company shall not be obligated to pay the Consultants any annual portion of the aforementioned fees (but will be obligated to pay the Consultants for their respective reasonable out-of-pocket expenses pursuant to Section 4(d) below in any event) unless, as of the last day of any of the 12 calendar months ending prior to the applicable scheduled annual payment date therefor, the Company Group and its consolidated subsidiaries have achieved LTM Adjusted EBITDA (as defined below) equal to or greater than $90.0 million (it being agreed that the aforementioned LTM Adjusted EBITDA threshold need only be achieved once in each annual period in order for the Company Group to be obligated to pay the Continuing Services Fees specified herein with respect to such annual period). “LTM Adjusted EBITDA”“ means, for the Company Group and its consolidated subsidiaries (including, for avoidance of doubt, the LTM Adjusted EBITDA for any portion of a twelve-month period preceding the date of this Agreement of the Company Group and its consolidated subsidiaries), for any trailing twelve-month period ending on any calendar month following the date of this Agreement, “Adjusted EBITDA” calculated in a manner consistent with the calculation thereof set forth under the caption ““Summary unaudited pro forma and historical consolidated financial data”“ set forth in that certain Offering Memorandum dated May 24, 2004 pursuant to which Leiner Merger Corp. privately placed an aggregate of $150 million of its 11% Senior Subordinated Notes due 2012. If any employee of a Consultant shall be elected to serve on the board of directors of the Parent or as an officer of the Parent (a “Designated Director”), in consideration of the Continuing Services Fee being paid to such Consultant, such Consultant shall cause such Designated Director to waive any and all fees and other compensation (including stock options) to which such director or officer would otherwise be entitled as a director or officer for any period for which the Continuing Services Fee or any installment thereof is paid and for which such Designated Director continues to be employed by such Consultant. Any Continuing Services Fees with respect to any scheduled annual payment date that do not become due and payable as a direct result of the operation of the proviso to the first sentence of this Section 4(b) shall be forfeited in their entirety.

(c) Compensation for Transaction Services. As compensation for the Transaction Services, in connection with each Transaction that is consummated, the Company Group shall pay the Consultants an aggregate fee (a “Transaction Fee”) equal to 1.0% of the Transaction Value of such Transaction, or such lesser amount as the Consultants and the Parent may agree. One half of the Transaction Fee shall be delivered to each Consultant by the Company Group, provided that if at any time after the date hereof the Affiliated Investor of such Consultant shall cease to be a Major Investor, such Consultant shall no longer be entitled to receive its share of the Transaction Fee, which shall be reallocated to the other Consultant for so long as such other Consultant’s Affiliated Investor is a Major Investor. The Transaction Fee shall be payable by the Company Group regardless of the extent of services or advice requested by the Company Group pursuant to this Agreement, and regardless of whether or not the Company Group requests the Consultants to provide any such services or advice. For purposes of calculating a Transaction Fee, the value of any securities included in the Transaction Value will be determined by the average of the last sales prices for such securities on the five trading days ending five days prior to the consummation of the applicable Transaction, provided that if such securities do not have an existing public trading market, the value of the securities shall be their fair market value as mutually agreed between the Parent and the Investors on the day prior to consummation of such Transaction.

(d) Expenses; Fund Expenses.

(i) The Company Group shall reimburse each Consultant for such reasonable travel and other out-of-pocket expenses (“Expenses”) as may be incurred by such Consultant and its employees, agents and advisors in the course or on account of rendering Continuing Services and Transaction Services, including but not limited to any fees and expenses of any legal, accounting or other professional advisors to such Consultant engaged in connection with the Continuing Services or Transaction Services being provided hereunder. Each Consultant may submit monthly expense statements, which shall be payable within thirty days.

(ii) The Company Group shall reimburse NCP for all reasonable fees, costs and out-of-pocket expenses incurred by NCP and its affiliates (including the NCP Investor) in connection with the formation of the NCP Investor and the offering and distribution of interests therein (including fees and expenses of any placement agent) up to a maximum of $1,200,000 (“NCP Expenses”).

(iii) The Company Group shall reimburse each Investor for all reasonable administrative costs and expenses incurred by such Investor and its affiliates (other than, with respect to the NCP Investor, the expenses covered by subparagraph (ii) above which shall be governed by such subparagraph) in connection with the maintenance of such Investor and reasonably attributable to such Investor’s investment in the Parent, including but not limited to professional fees (legal, accounting etc.), insurance premiums and the costs of preparing and delivering financial statements, periodic reports and tax filings (collectively, “Fund Expenses”); provided that, for the avoidance of doubt, the Company Group shall not be required, under this Agreement, to reimburse any costs or expenses incurred by the NCP Investor or any of its affiliates in connection with any services provided as escrow agent or otherwise pursuant to the Escrow Agreement or any fees and expenses constituting Sellers’ Expenses (as defined in the Recapitalization Agreement). At the Closing, immediately after the Effective Time (as defined in the Recapitalization Agreement), the Company Group shall reimburse each Investor for all Fund Expenses, and NCP for all NCP Expenses, accrued as of the Closing (including, without limitation, any filing fees incurred pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the transactions contemplated by the Recapitalization Agreement). Thereafter, each Investor may submit annual expense statements, which shall be payable within thirty days; provided that, following the Closing, the Company Group shall not be required to reimburse any Investor for any amounts in excess of $100,000 per year for each such Investor.

(e) Obligations Joint and Several. The obligations of the Company Group under this Section 4 shall be borne jointly and severally by the members of the Company Group; provided, however, that any and all payment obligations pursuant to this Section 4 shall be made by members of the Company Group other than the Parent, except to the extent that such members are unable to satisfy such payment obligations, in which case all or any portion of such unsatisfied payment obligations shall be satisfied by the Parent.

5. Term, etc.

(a) This Agreement shall be in effect until, and shall terminate upon, the earliest of (i) the tenth anniversary of the date hereof, (ii) such time as the Parent has no Major Investors and (iii) the bankruptcy or insolvency of the Parent. The provisions of this Agreement shall survive any termination of this Agreement, except for the provisions of Sections 2, 3 and, subject to Section 5(c), 4, which shall not survive any termination hereof.

(b) Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of any member of the Company Group, the successor corporation formed by such consolidation or into which such member of the Company Group is merged or to which such conveyance, transfer or lease is made shall, if the Investors collectively shall, directly or indirectly, own at least one third of the outstanding voting capital stock of such successor entity, succeed to, and be substituted for, such member of the Company Group under this Agreement with the same effect as if such successor corporation had been a party thereto. Any other such consolidation, merger or conveyance, transfer or lease of all or substantially all of the assets of such member of the Company Group shall have the effect of terminating this Agreement to the same effect as set forth in the second sentence of Section 5(a).

(c) Upon any termination of this Agreement, each member of the Company Group, jointly and severally, agrees immediately to pay or reimburse, as the case may be, any accrued and unpaid installment of the Continuing Services Fee or portion thereof (pro rated, with respect to the month in which such termination occurs, for the portion of such month that precedes such termination), any accrued and unpaid Transaction Fee or portion thereof and any unpaid and unreimbursed Expenses, Fund Expenses or NCP Expenses that shall have been incurred prior to such termination (whether or not such Expenses, Fund Expenses or NCP Expenses shall then have become payable). In the event of the liquidation of any member of the Company Group, all amounts due to the Consultants under this Agreement shall be paid to the Consultants before any liquidating distributions or similar payments are made to stockholders of such member of the Company Group. For the avoidance of doubt, this Section 5(c) shall survive any termination of this Agreement.

6. Indemnification. Each member of the Company Group hereby agrees jointly and severally to indemnify, defend and hold harmless each Indemnitee:

(a) from and against any and all Obligations, whether incurred with respect to third parties or otherwise, in any way resulting from, arising out of or in connection with, based upon or relating to (A) the Securities Act, the Exchange Act, or any other applicable securities or other laws, in connection with the Recapitalization Transactions or any Transactions, (B) any other action or failure to act of any member of the Company Group or any direct or indirect subsidiary of such member or any of their predecessors, whether such action or failure has occurred or is yet to occur or (C) the performance by any Consultant affiliated with such Indemnitee of the Initial Services, the Transaction Services, the Continuing Services or any other consulting, monitoring, financial advisory or other services for the Company Group or any direct or indirect subsidiary of any member of the Company Group (whether performed prior to the date hereof, hereafter, pursuant to this Agreement or otherwise), except, in the case of the immediately preceding sub-clause (C), to the extent that any such Obligation is found in a final judgment by a court of competent jurisdiction to have resulted from the gross negligence or intentional misconduct of such Consultant or its affiliates; and

(b) to the fullest extent permitted by applicable law, from and against any and all Obligations in any way resulting from, arising out of or in connection with, based upon or relating to (A) the fact that such Indemnitee is or was a director or an officer of any member of the Company Group or any direct or indirect subsidiary of such member, as the case may be, or is or was serving at the request of such corporation as a director, officer, employee or agent of or advisor or consultant to another corporation, partnership, joint venture, trust or other enterprise or (B) any breach or alleged breach by such Indemnitee of his or her fiduciary duty as a director or an officer of any member of the Company Group or any direct or indirect subsidiary of such member, as the case may be;

in each case including but not limited to any and all fees, costs and expenses (including without limitation fees and disbursements of attorneys) incurred by or on behalf of any Indemnitee in asserting, exercising or enforcing any of its rights, powers, privileges or remedies in respect of this Agreement.

7. Indemnification Procedures.

(a) Whenever any Indemnitee shall have actual knowledge of the reasonable likelihood of the assertion of a Claim, a Consultant affiliated with such Indemnitee (acting on its own behalf or, if requested by any such Indemnitee other than itself, on behalf of such Indemnitee) or such Indemnitee shall notify each member of the Company Group in writing of the Claim (the “Notice of Claim”) with reasonable promptness after such Indemnitee has such knowledge relating to such Claim and has notified such Consultant thereof. The Notice of Claim shall specify all material facts known to such Consultant (or if given by such Indemnitee, such Indemnitee) that may give rise to such Claim and the monetary amount or an estimate of the monetary amount of the Obligation involved if such Consultant (or if given by such Indemnitee, such Indemnitee) has knowledge of such amount or a reasonable basis for making such an estimate. The failure of such Consultant or Indemnitee to give such Notice of Claim shall not relieve any member of the Company Group of its indemnification obligations under this Agreement except to the extent that such omission results in a failure of actual notice to it and it is materially injured as a result of the failure to give such Notice of Claim. The Company Group shall, at its expense, undertake the defense of such Claim with attorneys of its own choosing satisfactory in all respects to each of the Consultants and to any Indemnitee that, in the exercise of such Indemnitee’s good faith judgment, reasonably determines that the Claim presents no actual or potential conflict of interest with the Consultants. Each Consultant affiliated with such Indemnitee may participate in such defense with counsel of its choosing at the expense of the Company Group. If in the exercise of their good faith judgment any one or more Indemnitees reasonably determine that the Claim presents no actual or potential conflict of interest with the Consultants, such Indemnitee or Indemnitees may participate in the defense of the Claim with one counsel for all such Indemnitees, at the choosing of such Indemnitees and at the expense of the Company Group. In the event that the Company Group does not undertake the defense of the Claim within a reasonable time after a Consultant or Indemnitee has given the Notice of Claim, such Consultant or Indemnitee may, at the expense of the Company and after giving notice to the Company Group of such action, undertake the defense of the Claim and compromise or settle the Claim, all for the account of and at the risk of the Company Group. In the defense of any Claim, no member of the Company Group shall, without the consent of each of the Consultants, consent to entry of any judgment or enter into any settlement that includes any injunctive or other non-monetary relief, or that does not include as an unconditional term thereof the giving by the person or persons asserting such Claim to such Indemnitee of a release from all liability with respect to such Claim. In each case, each Consultant and each other Indemnitee seeking indemnification hereunder will cooperate with the Company Group, so long as the Company Group is conducting the defense of the Claim, in the preparation for and the prosecution of the defense of such Claim, including making available evidence within the control of such Consultant or such Indemnitee, as the case may be, and persons needed as witnesses who are employed by such Consultant or such Indemnitee, as the case may be, in each case as reasonably needed for such defense and at cost, which cost, to the extent reasonably incurred, shall be paid by the Company Group.

(b) Each member of the Company Group hereby agrees to advance the costs and expenses, including attorney’s fees, incurred by the Consultants (acting on their own behalf or, if requested by any such Indemnitee other than itself, on behalf of such Indemnitee) or any Indemnitee in defending any Claim in advance of the final disposition of such Claim upon receipt of an undertaking by or on behalf of the Consultants to repay amounts so advanced if it shall ultimately be determined that the Consultants or such Indemnitee are not entitled to be indemnified by the Company Group as authorized by this Agreement.

(c) Each Indemnitee shall notify each member of the Company Group in writing of the amount of any Claim actually paid by such Indemnitee (the “Notice of Payment”). The amount of any Claim actually paid by an Indemnitee shall bear simple interest at the rate equal to the Bank of Nova Scotia’s prime rate as of the date of such payment plus 2% per annum, from the date the members of the Company Group receive the Notice of Payment to the date on which the Company Group shall repay the amount of such Claim plus interest thereon to such Indemnitee.

8. Contribution.

(a) If for any reason the indemnity provided for in Section 7 is unavailable or is insufficient to hold harmless any Indemnitee from any of the Obligations covered by such indemnity, then the Company Group agrees jointly and severally to contribute to the amount paid or payable by such Indemnitee as a result of such Obligation in such proportion as is appropriate to reflect (i) the relative fault of the Company Group, on the one hand, and such Indemnitee, on the other, in connection with the state of facts giving rise to such Obligation, (ii) if such Obligation results from, arises out of, is based upon or relates to the Recapitalization Transactions or any Transactions, the relative benefits received by the Company Group, on the one hand, and such Indemnitee, on the other, from the Recapitalization Transactions or such Transactions, and (iii) if required by applicable law, any other relevant equitable considerations.

(b) For purposes of Section 8(a), the relative fault of the Company Group, on the one hand, and of the Indemnitee, on the other, shall be determined by reference to, among other things, their respective relative intent, knowledge, access to information and opportunity to correct the state of facts giving rise to such Obligation. For purposes of Section 8(a), the relative benefits received by the Company Group, on the one hand, and the Indemnitee, on the other, shall be determined by weighing the direct monetary proceeds to the Company Group, on the one hand, and such Indemnitee, on the other, from the Recapitalization Transactions or such Transactions.

(c) The parties hereto acknowledge and agree that it would not be just and equitable if contributions pursuant to Section 8(a) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in such Section. The Company Group shall not be liable under Section 8(a) for contribution to the amount paid or payable by any Indemnitee except to the extent and under such circumstances that the Company Group would have been liable to indemnify, defend and hold harmless such Indemnitee under Section 7, if such indemnity were enforceable under applicable law. No Indemnitee shall be entitled to contribution from the Company Group with respect to any Obligation in the event that such Indemnitee is finally determined to be guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such Obligation and the Company Group is not guilty of such fraudulent misrepresentation.

9. Certain Covenants. The rights of each Indemnitee to be indemnified under any other agreement, document, certificate or instrument or applicable law are independent of and in addition to any rights of such Indemnitee to be indemnified under this Agreement. The rights of each Indemnitee and the obligations of the Company hereunder shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnitee. Each member of the Company Group shall maintain the State of Delaware as its state of incorporation and shall implement and maintain in full force and effect any and all corporate charter and by-law provisions that may be necessary or appropriate to enable it to carry out its obligations hereunder to the fullest extent permitted by Delaware corporate law, including without limitation a provision of its certificate of incorporation eliminating liability of a director for breach of fiduciary duty to the fullest extent permitted by Section 102(b)(7) (or any successor section thereto) of the General Corporation Law of the State of Delaware, as it may be amended from time to time.

10. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the law of the State of New York, regardless of the law that might be applied under principles of conflict of laws, except to the extent that the corporate law of the State of Delaware specifically and mandatorily applies, in which case such law shall apply.

11. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

12. Independent Contractor Status. The parties agree that each Consultant shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. No Consultant nor any of its employees or agents shall, solely by virtue of this Agreement or the arrangements hereunder, be considered employees or agents of any member of the Company Group nor shall any of them have authority to contract in the name of a member of or bind any member of the Company Group, except to the extent that any member or professional employee of such Consultant may be serving as a director or an officer of a member of the Company Group.

13. Notices. All notices and other communications made in connection with this Agreement shall be in writing. Any notice or other communication in connection herewith shall be deemed duly given to any party (a) two Business Days after it is sent by express, registered or certified mail, return receipt requested, postage prepaid or (b) one Business Day after it is sent by overnight courier guaranteeing next day delivery, in each case, addressed as follows or, to such other address as may be specified in writing to the other parties hereto:

(i) if to any member of the Company Group:

Leiner Health Products Inc.

901 E. 233rd Street

Carson, CA 90745

Facsimile: (310) 952-7766

Telephone: (310) 835-8400

Attention: Robert M. Kaminski

(ii) if to NCP or any Indemnitee that is an affiliate of NCP:

North Castle Partners, L.L.C.

183 East Putnam Avenue

Greenwich, CT 06830

Facsimile: (203) 862-3270

Telephone: (203) 862-3200

Attention: Peter Shabecoff, Esq.

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile: (212) 909-6836

Telephone: (212) 909-6000

Attention: Franci J. Blassberg, Esq.

(iii) if to Golden Gate or any Indemnitee that is an affiliate of Golden Gate:

GGC Administration, LLC

One Embarcadero Center, 33rd Floor

San Francisco, CA 94111

Facsimile: (415) 627-1388

Telephone: (415) 627-1054

Attention: Jesse Rogers

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Facsimile: (312) 861-2200

Telephone: (212) 909-6000

Attention: Jeffrey C. Hammes P.C.

                   Stephen D. Oetgen, Esq.

Any party may give any notice or other communication in connection herewith using any other means (including, but not limited to, personal delivery, messenger service, facsimile, telex or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the individual for whom it is intended.

14. Entire Agreement. This Agreement, (a) contains the complete and entire understanding and agreement of the parties hereto with respect to the subject matter hereof and (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, in respect of the subject matter hereof. There are no representations or warranties of any Consultant in connection with this Agreement or the services to be provided hereunder, except as expressly made and contained in this Agreement.

15. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

17. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns and to each Indemnitee, provided that no Consultant or member of the Company Group may assign any of its rights or obligations under this Agreement without the express written consent of the other parties hereto, except that, upon any termination of NCP as the manager of the NCP Investor pursuant to the governing agreement of the NCP Investor, the NCP Investor shall assume all of the rights and obligations of NCP under this Agreement and shall be permitted to assign such rights and obligations to any Person that succeeds NCP as manager of the NCP Investor. This Agreement is not intended to confer any right or remedy hereunder upon any person other than the parties to this Agreement and their respective successors and permitted assigns and each Indemnitee.

18. Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) it understands and has considered the implications of this waiver, (c) it makes this waiver voluntarily, and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 18.

19. Submission to Jurisdiction. Each member of the Company Group and each Consultant hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in the State, City and County of New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding may be heard and determined in such a New York State or Federal court. Each member of the Company Group and each Consultant hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

20. Third-Party Beneficiaries. All Indemnitees not signatories to this Agreement are intended third-party beneficiaries of Sections 6, 7 and 8 of this Agreement, the Investors are intended third-party beneficiaries of Sections 4(d)(iii) and 4(e) of this Agreement, and the NCP Investor is an intended third-party beneficiary of Section 17 of this Agreement.

21. Amendment; Waivers. No amendment, modification, supplement or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any party or Indemnitee in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any party hereto or any Indemnitee on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, powers or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights, power or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party or Indemnitee may otherwise have at law or in equity or otherwise.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

NORTH CASTLE PARTNERS, L.L.C.

By:	/S/ PETER J. SHABECOFF
Name:	Peter J. Shabecoff
Title:

LHP HOLDING CORP.

By:	/S/ ROBERT K. REYNNOLDS
Name:	Robert K. Reynnolds
Title:	Chief Executive Officer

LEINER HEALTH PRODUCTS INC.

By:	/S/ ROBERT M. KAMINSKI
Name:	Robert M. Kaminski
Title:

LEINER HEALTH PRODUCTS, LLC

By:	/S/ ROBERT M. KAMINSKI
Name:	Robert M. Kaminski
Title:

GGC ADMINISTRATION, LLC

By:	/S/ KEN DIEKROEGER
Name:	Ken Diekroeger
Title:

17